Exhibit 99.1

PRESS RELEASE
Beazer Homes Reports Strong Fourth Quarter and Full Fiscal 2022 Results
ATLANTA, November 10, 2022 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2022.
“We generated very strong fourth quarter and full year financial results,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “Increases in both home prices and margins generated a significant improvement in profitability, with full year Adjusted EBITDA reaching $370 million and earnings per share above $7.00. This led to a meaningful increase in book value – which now exceeds $30.00 per share – and allowed us to reach our long-standing deleveraging goal.”
Commenting on current market conditions, Mr. Merrill said, “The environment for new home sales became significantly more challenging over the course of fiscal 2022, as higher mortgage rates worsened an already strained affordability equation for most buyers. In response, we have increased incentives and reduced base prices in most of our communities. In the quarters ahead we will continue to adjust the included features, size, and pricing of our homes to compete for sales. At the same time, we expect to benefit from lower construction costs and shorter cycle times, as lower new home construction activity relieves some of the commodity, building product and labor constraints that have contributed to a significant increase in the cost of new homes.”
Looking further out, Mr. Merrill concluded, “We remain confident in the multi-year growth of our business and the new home industry. The gap between the structural demand for homes and the likely supply of homes – which has given rise to a multi-million home deficit over the past decade – remains in place. With a seasoned operating team, an ample supply of lots and a more efficient and less leveraged balance sheet, we remain confident that we will be able to create durable value for our stakeholders in the years ahead.”
Beazer Homes Fiscal 2022 Highlights and Comparison to Fiscal 2021
•Net income from continuing operations of $220.7 million, or $7.17 per diluted share, compared to net income from continuing operations of $122.2 million, or $4.01 per diluted share, in fiscal 2021
•Adjusted EBITDA of $370.1 million, up 40.9%
•Homebuilding revenue of $2.3 billion, up 8.2% on a 20.3% increase in average selling price to $484.1 thousand, partially offset by a 10.0% decrease in home closings to 4,756
•Homebuilding gross margin was 23.1%, up 420 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 26.3%, up 330 basis points
•SG&A as a percentage of total revenue was 10.9%, a decrease of 50 basis points
•Net new orders of 4,061, down 27.0% on a 22.7% decrease in sales/community/month to 2.8 and a 5.6% decrease in average community count to 120
•Land acquisition and land development spending was $573.6 million, down 3.7% from $595.5 million
•Controlled lots of 25,170, up 14.5% from 21,987
•Acquired substantially all of the assets of Imagine Homes, a private San Antonio-based homebuilder in which the Company has held a one-third ownership stake for the past 16 years
•Retired a total of $74.4 million of debt, achieving the Company's goal of reducing debt below $1.0 billion
•Repurchased $8.2 million of shares through open market transactions
Beazer Homes Fiscal Fourth Quarter 2022 Highlights and Comparison to Fiscal Fourth Quarter 2021
•Net income from continuing operations of $86.8 million, or $2.82 per diluted share, compared to net income from continuing operations of $48.4 million, or $1.57 per diluted share, in fiscal fourth quarter 2021
•Adjusted EBITDA of $143.3 million, up 88.4%

•Homebuilding revenue of $825.4 million, up 40.1% on a 14.9% increase in home closings to 1,616 and a 22.0% increase in average selling price to $510.7 thousand
•Homebuilding gross margin was 22.8%, up 330 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 25.9%, up 270 basis points
•SG&A as a percentage of total revenue was 8.9%, down 210 basis points
•Net new orders of 704, down 34.1% on a 36.3% decrease in sales/community/month to 1.9, partially offset by a 3.4% increase in average community count to 123
•Retired a total of $66.6 million of debt
•Repurchased $5.6 million of shares through open market transactions
•Unrestricted cash at quarter end was $214.6 million; total liquidity was $459.1 million
The following provides additional details on the Company’s performance during the fiscal fourth quarter 2022:
Profitability. Net income from continuing operations was $86.8 million, generating diluted earnings per share of $2.82. This included the impact of tax credits of $3.1 million, or $0.10 per share, a $2.0 million inventory impairment and abandonment charge and a $0.4 million gain on extinguishment of debt. Fourth quarter adjusted EBITDA of $143.3 million was up $67.3 million, or 88.4%, year-over-year. The increase in profitability was primarily driven by higher homebuilding gross margin.
Orders. Net new orders for the fourth quarter decreased to 704, down 34.1% from the prior year period. The decrease in net new orders was driven by a 36.3% decrease in sales pace to 1.9 orders per community per month, down from 3.0 in the previous year period, partially offset by a 3.4% increase in average community count to 123. The cancellation rate for the quarter was 32.8%, up from 11.7% in the previous year, reflecting the weakening in housing demand as a result of the sharp increase in mortgage rates.
Backlog. The dollar value of homes in backlog as of September 30, 2022 was $1.1 billion, representing 2,091 homes, compared to $1.3 billion, representing 2,786 homes, at the same time last year. The average selling price of homes in backlog was $547.5 thousand, up 18.8% year-over-year.
Homebuilding Revenue. Fourth quarter homebuilding revenue was $825.4 million, up 40.1% year-over-year. The increase in homebuilding revenue was driven by a 14.9% increase in home closings to 1,616 homes and a 22.0% increase in average selling price to $510.7 thousand.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments, and amortized interest) was 25.9% for the fourth quarter, up 270 basis points year-over-year, driven primarily by pricing increases and lower sales incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 8.9% for the quarter, down 210 basis points year-over-year primarily due to increases in closings and revenue.
Land Position. Controlled lots increased 14.5% to 25,170, compared to 21,987 from the prior year. Excluding land held for future development and land held for sale lots, active controlled lots were 24,397, up 13.9% year-over-year. Through the expansion of lot option agreements, 54.6% of total active lots, or 13,312 lots, were under contract compared to 46.6% of total active lots, or 9,992 lots, as of September 30, 2021.
Debt and Share Repurchases. During the quarter, the Company reduced debt by $66.6 million, which consisted of a $50.0 million repayment of its Senior Unsecured Term Loan and $16.6 million of repurchases of its 6.750% unsecured Senior Notes due March 2025 at an average price of $97.13 per $100 principal amount. In addition, the Company repurchased $5.6 million of shares through open market transactions during the quarter.
Liquidity. At the close of the fourth quarter, the Company had $459.1 million of available liquidity, including $214.6 million of unrestricted cash and $244.5 million of remaining capacity under the secured revolving credit facility.
New Senior Unsecured Revolving Credit Facility. On October 13, 2022, the Company entered into a senior unsecured revolving credit facility with committed borrowing capacity of $265.0 million, which replaced our existing $250.0 million secured revolving credit facility.

Commitment to ESG Initiatives
The Company is pleased to have received the ENERGY STAR Partner of the Year - Sustained Excellence Award for the seventh consecutive year. Beazer continues to make improvements in energy efficiency in support of its industry-first pledge that, by the end of 2025, every home the Company builds will be Net Zero Energy Ready with a gross HERS® index score of 45 or less. Beazer's Net Zero Energy Ready homes will meet the requirements of both the Environmental Protection Agency’s ENERGY STAR program and the U.S. Department of Energy’s Zero Energy Ready Home program. For fiscal 2022, the average new Beazer home has a gross HERS® index score of 54.
During fiscal 2022, Charity Title Agency made $1.5 million of charitable contributions to Beazer Charity Foundation, the Company's philanthropic arm. Beazer Charity Foundation is a nonprofit entity that provides donations to unrelated national and local nonprofits. Partnering with charitable organizations at national and local levels aligns the Foundation's financial contributions with opportunities for our employees to have a positive impact on the communities we serve.
In April 2022, Beazer Homes was ranked first among construction companies in Newsweek's inaugural list of America's Most Trusted Companies 2022, which were identified based on an independent survey of approximately 50,000 U.S. residents who rated companies they knew from the perspective of customers, investors and employees. This award demonstrated recognition for our efforts to create and sustain a strong reputation among employees, shareholders, customers and other partners.

Summary results for the fiscal year ended September 30, 2022 and 2021 are as follows:

	Fiscal Year Ended September 30,
	2022	2021	Change*
New home orders, net of cancellations	4,061	5,564	(27.0)%
Orders per community per month	2.8	3.7	(22.7)%
Average active community count	120	127	(5.6)%
Cancellation rates	17.6%	11.1%	650 bps

Total home closings	4,756	5,287	(10.0)%
Average selling price (ASP) from closings (in thousands)	$484.1	$402.4	20.3%
Homebuilding revenue (in millions)	$2,302.5	$2,127.7	8.2%
Homebuilding gross margin	23.1%	18.9%	420 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	23.2%	18.9%	430 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	26.3%	23.0%	330 bps

Income from continuing operations before income taxes (in millions)	$274.0	$143.7	90.6%
Expense from income taxes (in millions)	$53.3	$21.5	147.2%
Income from continuing operations (in millions)	$220.7	$122.2	80.6%
Basic income per share from continuing operations	$7.25	$4.08	77.7%
Diluted income per share from continuing operations	$7.17	$4.01	78.8%

Net income (in millions)	$220.7	$122.0	80.9%

Land acquisition and land development spending (in millions)	$573.6	$595.5	(3.7)%

Adjusted EBITDA (in millions)	$370.1	$262.7	40.9%
* Change is calculated using unrounded numbers.

Summary results for the three months ended September 30, 2022 and 2021 are as follows:

	Three Months Ended September 30,
	2022	2021	Change*
New home orders, net of cancellations	704	1,069	(34.1)%
Orders per community per month	1.9	3.0	(36.3)%
Average active community count	123	119	3.4%
Actual community count at quarter-end	123	117	5.1%
Cancellation rates	32.8%	11.7%	2110 bps

Total home closings	1,616	1,407	14.9%
ASP from closings (in thousands)	$510.7	$418.7	22.0%
Homebuilding revenue (in millions)	$825.4	$589.1	40.1%
Homebuilding gross margin	22.8%	19.5%	330 bps
Homebuilding gross margin, excluding I&A	22.8%	19.5%	330 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	25.9%	23.2%	270 bps

Income from continuing operations before income taxes (in millions)	$110.4	$47.3	133.6%
Expense (benefit) from income taxes (in millions)	$23.6	$(1.1)	(2,269.8)%
Income from continuing operations (in millions)	$86.8	$48.4	79.6%
Basic income per share from continuing operations	$2.87	$1.61	78.3%
Diluted income per share from continuing operations	$2.82	$1.57	79.6%

Net income (in millions)	$86.8	$48.4	79.5%

Land acquisition and land development spending (in millions)	$150.8	$245.5	(38.6)%

Adjusted EBITDA (in millions)	$143.3	$76.1	88.4%
* Change is calculated using unrounded numbers.

	As of September 30,
	2022	2021	Change
Backlog units	2,091	2,786	(24.9)%
Dollar value of backlog (in millions)	$1,144.9	$1,284.0	(10.8)%
ASP in backlog (in thousands)	$547.5	$460.9	18.8%
Land position and lots controlled	25,170	21,987	14.5%

Conference Call
The Company will hold a conference call on November 10, 2022 at 5:00 p.m. ET to discuss these results. The public may listen to the conference call and view the Company’s slide presentation on the “Investor Relations” page of the Company’s website at www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the passcode “8571348.” A replay of the conference call will be available, until 10:00 PM ET on November 18, 2022 at 866-566-0411 (for international callers, dial 203-369-3041) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans®, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and further deterioration in homebuilding industry conditions; (ii) continued increases in mortgage interest rates and reduced availability of mortgage financing due to, among other factors, recent and likely continued actions by the Federal Reserve to address sharp increases in inflation; (iii) other economic changes nationally and in local markets, including changes in consumer confidence, wage levels, declines in employment levels, and an increase in the number of foreclosures, each of which is outside our control and affects the affordability of, and demand for, the homes we sell; (iv) continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances; (v) continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor; (vi) inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled; (vii) potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option agreement abandonments; (viii) factors affecting margins, such as increased sales incentives and mortgage rate buy down programs; decreased revenues; decreased land values underlying land option agreements; increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; not being able to pass on cost increases through pricing increases; (ix) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (x) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (xi) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (xii) changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes; (xiii) increased competition or delays in reacting to changing consumer preferences in home design; (xiv) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xv) the potential recoverability of our deferred tax assets; (xvi) increases in corporate tax rates; (xvii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xviii) the results of litigation or government proceedings and fulfillment of any related obligations; (xix) the impact of construction defect and home warranty claims; (xx) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xxi) the impact of information technology failures, cybersecurity issues or data security breaches; (xxii) the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water; (xxiii) the success of our ESG initiatives, including our ability to meet our goal that every home we build will be Net Zero Energy Ready by 2025 as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future; and (xxiv) terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2022	2021	2022	2021
Total revenue	$827,667	$590,943	$2,316,988	$2,140,303
Home construction and land sales expenses	637,747	475,273	1,776,518	1,735,195
Inventory impairments and abandonments	2,028	157	2,963	853
Gross profit	187,892	115,513	537,507	404,255
Commissions	25,668	21,779	74,336	80,125
General and administrative expenses	48,263	43,382	177,320	163,285
Depreciation and amortization	4,259	3,482	13,360	13,976
Operating income	109,702	46,870	272,491	146,869
Equity in income of unconsolidated entities	67	170	521	594
Gain (loss) on extinguishment of debt, net	387	(412)	309	(2,025)
Other income (expense), net	263	644	668	(1,712)
Income from continuing operations before income taxes	110,419	47,272	273,989	143,726
Expense (benefit) from income taxes	23,586	(1,087)	53,271	21,546
Income from continuing operations	86,833	48,359	220,718	122,180
(Loss) income from discontinued operations, net of tax	(10)	2	(14)	(159)
Net income	$86,823	$48,361	$220,704	$122,021
Weighted-average number of shares:
Basic	30,291	30,069	30,432	29,954
Diluted	30,770	30,867	30,796	30,437
Basic income (loss) per share:
Continuing operations	$2.87	$1.61	$7.25	$4.08
Discontinued operations	—	—	—	(0.01)
Total	$2.87	$1.61	$7.25	$4.07
Diluted income per share:
Continuing operations	$2.82	$1.57	$7.17	$4.01
Discontinued operations	—	—	—	—
Total	$2.82	$1.57	$7.17	$4.01

	Three Months Ended		Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2022	2021	2022	2021
Capitalized interest in inventory, beginning of period	$115,735	$109,943	$106,985	$119,659
Interest incurred	18,869	18,880	74,161	77,397
Capitalized interest impaired	(439)	—	(439)	—
Interest expense not qualified for capitalization and included as other expense	—	—	—	(2,781)
Capitalized interest amortized to home construction and land sales expenses	(25,077)	(21,838)	(71,619)	(87,290)
Capitalized interest in inventory, end of period	$109,088	$106,985	$109,088	$106,985

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2022	September 30, 2021
ASSETS
Cash and cash equivalents	$214,594	$246,715
Restricted cash	37,234	27,428
Accounts receivable (net of allowance of $284 and $290, respectively)	35,890	25,685
Income tax receivable	9,606	9,929
Owned inventory	1,737,865	1,501,602
Investments in unconsolidated entities	964	4,464
Deferred tax assets, net	156,358	204,766
Property and equipment, net	24,566	22,885
Operating lease right-of-use assets	9,795	12,344
Goodwill	11,376	11,376
Other assets	13,715	11,616
Total assets	$2,251,963	$2,078,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$143,641	$133,391
Operating lease liabilities	11,208	14,154
Other liabilities	174,388	152,351
Total debt (net of debt issuance costs of $7,280 and $8,983, respectively)	983,440	1,054,030
Total liabilities	1,312,677	1,353,926
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 30,880,138 issued and outstanding and 31,294,198 issued and outstanding, respectively)	31	31
Paid-in capital	859,856	866,158
Retained earnings (accumulated deficit)	79,399	(141,305)
Total stockholders’ equity	939,286	724,884
Total liabilities and stockholders’ equity	$2,251,963	$2,078,810

Inventory Breakdown
Homes under construction	$785,742	$648,283
Land under development	731,190	648,404
Land held for future development	19,879	19,879
Land held for sale	15,674	9,179
Capitalized interest	109,088	106,985
Model homes	76,292	68,872
Total owned inventory	$1,737,865	$1,501,602

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2022	2021	2022	2021
Closings:
West region	899	781	2,833	2,945
East region	371	311	1,080	1,185
Southeast region	346	315	843	1,157
Total closings	1,616	1,407	4,756	5,287

New orders, net of cancellations:
West region	374	620	2,437	3,233
East region	167	232	879	1,172
Southeast region	163	217	745	1,159
Total new orders, net	704	1,069	4,061	5,564

			Fiscal Year Ended September 30,
Backlog units at end of period:			2022	2021
West region			1,257	1,653
East region			410	611
Southeast region			424	522
Total backlog units			2,091	2,786
Dollar value of backlog at end of period (in millions)			$1,144.9	$1,284.0

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2022	2021	2022	2021
Homebuilding revenue:
West region	$444,317	$304,591	$1,327,770	$1,110,208
East region	200,650	155,639	555,598	565,989
Southeast region	180,387	128,894	419,152	451,503
Total homebuilding revenue	$825,354	$589,124	$2,302,520	$2,127,700

Revenues:
Homebuilding	$825,354	$589,124	$2,302,520	$2,127,700
Land sales and other	2,313	1,819	14,468	12,603
Total revenues	$827,667	$590,943	$2,316,988	$2,140,303

Gross profit (loss):
Homebuilding	$187,894	$114,717	$532,149	$401,720
Land sales and other	(2)	796	5,358	2,535
Total gross profit	$187,892	$115,513	$537,507	$404,255

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments, and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternatives to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2022		2021		2022		2021
Homebuilding gross profit/margin	$187,894	22.8%	$114,717	19.5%	$532,149	23.1%	$401,720	18.9%
Inventory impairments and abandonments (I&A)	600		157		1,095		853
Homebuilding gross profit/margin excluding I&A	188,494	22.8%	114,874	19.5%	533,244	23.2%	402,573	18.9%
Interest amortized to cost of sales	25,077		21,838		71,619		87,037
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$213,571	25.9%	$136,712	23.2%	$604,863	26.3%	$489,610	23.0%
Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2022	2021	2022	2021
Net income	$86,823	$48,361	$220,704	$122,021
Expense (benefit) from income taxes	23,584	(1,086)	53,267	21,501
Interest amortized to home construction and land sales expenses and capitalized interest impaired	25,516	21,838	72,058	87,290
Interest expense not qualified for capitalization	—	—	—	2,781
EBIT	135,923	69,113	346,029	233,593
Depreciation and amortization	4,259	3,482	13,360	13,976
EBITDA	140,182	72,595	359,389	247,569
Stock-based compensation expense	1,963	2,913	8,478	12,167
(Gain) loss on extinguishment of debt	(387)	412	(309)	2,025
Inventory impairments and abandonments (a)	1,589	157	2,524	853
Restructuring and severance expenses	—	—	—	(10)
Litigation settlement in discontinued operations	—	—	—	120
Adjusted EBITDA	$143,347	$76,077	$370,082	$262,724
(a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."